Privileged & Confidential






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                      ASSET PURCHASE AGREEMENT

                            by and among

                   LIBERTY GROUP PUBLISHING, INC.,

                   GREEN EQUITY INVESTORS II, L.P.
            (for the limited purposes described herein),

                   LIBERTY GROUP OPERATING, INC.,

              AMERICAN PUBLISHING COMPANY OF ILLINOIS,

                    HOLLINGER INTERNATIONAL INC.

                           APAC-90, INC.,

                 AMERICAN PUBLISHING (1991) INC. and

                            APAC-95, INC.

                             Dated as of

                          November 21, 1997






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                          TABLE OF CONTENTS

                                                                Page


SECTION 1.  Transfer of Assets..............................       2
     (a)  Acquired Assets...................................       2
     (b)  Retained Assets...................................       5

SECTION 2.  Assumption of Liabilities.......................       6
     (a)  Liabilities Assumed...............................       6
     (b)  No Other Liabilities Assumed......................       7

SECTION 3.  Consideration...................................       9
     (a)  Assumption of Assumed Liabilities.................       9
     (b)  Transfer of Funds.................................       9
     (c)  Working Capital Adjustment........................       9
     (d)  Determination of 1998 Net Cash Position; Payment
          of 1998 Estimated Net Cash........................      10
     (e)  Uncollected Accounts Receivable...................      11
     (f)  Pro Forma Calculation.............................      12
     (g)  Purchase Price Allocation.........................      12
     (h)  Proration of Taxes................................      13

SECTION 4.  Closing.........................................      13
     (a)  Closing...........................................      13
     (b)  Payments..........................................      13

SECTION 5.  Representations and Warranties of Seller........      13

SECTION 6.  Representations and Warranties of Buyer and
            Investor........................................      15

SECTION 7.  Employee Matters................................      16
     (a)  Transferred Employees.............................      16
     (b)  Employee Benefits.................................      16
     (c)  Severance Claims..................................      17
     (d)  WARN Act Liability................................      17
     (e)  Undue Hardship to Buyer...........................      17

SECTION 8.  Documents Delivered at the Closing..............      18

SECTION 9.  Nonassignable Contracts.........................      19

SECTION 10.  Covenants of the Seller........................      19
     (a)  Consents and Authorizations.......................      20
     (b)  Conduct of the Business...........................      20
     (c)  Access............................................      21
     (d)  Permits...........................................      22
     (e)  Further Assurances................................      22
     (f)  No Default........................................      22



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     (g)  Compliance with Laws..............................      22
     (h)  Supplemental Information..........................      22
     (i)  [Reserved]........................................      23
     (j)  Transitional Services.............................      23
     (k)  Employees.........................................      23
     (l)  Amended Disclosure Schedule.......................      24
     (m)  Insurance.........................................      24
     (n)  Vehicular Titles..................................      24
     (o)  UCC Termination Statements........................      24
     (p)  Real Estate Conveyance Documents and Lease
          Assignments.......................................      24

SECTION 11.  Covenants of Buyer and Investor................      24
     (a)  Cooperation by Buyer..............................      25
     (b)  Preservation of Books and Records.................      25
     (c)  Employees.........................................      26

SECTION 12.  Conditions to Buyer's Obligations..............      26
     (a)  Representations, Warranties and Covenants of
          Seller............................................      26
     (b)  Consents..........................................      26
     (c)  No Prohibitions...................................      27
     (d)  Closing Documents.................................      27
     (e)  Opinion of Counsel................................      27
     (f)  Simultaneous Closings.............................      28
     (g)  Additional Conditions.............................      28

SECTION 13.  Conditions to Seller's Obligations.............      28
     (a)  Representations, Warranties and Covenants
          of Buyer..........................................      28
     (b)  Consents..........................................      28
     (c)  No Prohibitions...................................      28
     (d)  Closing Documents.................................      29
     (e)  Opinion of Counsel................................      29

SECTION 14.  Termination, Amendment and Waiver..............      29
     (a)  Termination.......................................      29
     (b)  Effect on Obligations.............................      30

SECTION 15.  Indemnification................................      30
     (a)  Survival..........................................      30
     (b)  Indemnification by the Company, the Associated
          Subsidiaries and Seller...........................      31
     (c)  Indemnification by Buyer..........................      32
     (d)  Matters Involving Third Parties...................      32

SECTION 16.  Expenses.......................................      35

SECTION 17.  Assignment.....................................      35

SECTION 18.  Notices........................................      36



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SECTION 19.  Miscellaneous..................................      37
     (a)  Publicity.........................................      37
     (b)  Severability......................................      38
     (c)  Captions..........................................      38
     (d)  Refunds...........................................      38
     (e)  Governing Law; Consent to Jurisdiction............      38
     (f)  Counterparts......................................      39
     (g)  Amendment.........................................      39
     (h)  Interpretation....................................      39
     (i)  Further Assurances................................      40
     (j)  Extension; Waiver.................................      40

SECTION 20.  Guarantee......................................      40

SECTION 21.  Limited Guarantee..............................      40



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                         ASSET PURCHASE AGREEMENT (the "Agreement")
                    is entered into this 21st day of November 1997, by and among AMERICAN PUBLISHING COMPANY OF ILLINOIS, a Delaware corporation ("Seller"), LIBERTY GROUP PUBLISHING, INC., a Delaware corporation (the "Investor"), LIBERTY GROUP OPERATING, INC., a Delaware corporation ("Buyer"), HOLLINGER INTERNATIONAL INC., a Delaware corporation (the "Company"), APAC-90 INC., a Delaware corporation and an indirect wholly owned subsidiary of the Company ("APAC-90"; the term APAC-90 shall include subsidiaries of APAC-90 unless the context otherwise provides), AMERICAN PUBLISHING (1991) INC., a Delaware corporation and an indirect wholly owned subsidiary of the Company ("AP-91"; the term AP-91 shall include subsidiaries of AP-91 unless the context otherwise provides), APAC-95 INC., a Delaware corporation and an indirect wholly owned subsidiary of the Company ("APAC-95"; the term APAC-95 shall include subsidiaries of APAC-95 unless the context otherwise provides)(APAC-90, AP-91 and APAC-95 are collectively referred to herein as the "Associated Subsidiaries") and, for the limited purposes described herein, Green Equity Investors II, L.P., a Delaware limited partnership (the "Guarantor").



                        W I T N E S S E T H:

          WHEREAS, Seller is engaged in, among other things, the business of publishing, marketing and distributing certain community newspapers and other publications as identified in Schedule 1 and operating the printing presses associated therewith (the
"Business").

          WHEREAS, Buyer wishes to purchase from Seller the right, title and interest of Seller in and to the Business, including all assets of the Seller relating to or used in connection with the Business, except as specified herein, and to the liabilities related thereto which are specified herein, all as more fully described below, on the terms and conditions set forth herein.

          WHEREAS, Liberty Group Publishings, Inc., Buyer, the
Company, the Associated Subsidiaries and Green Equity Investors II, L.P. have entered into an Asset Purchase

Agreement, dated November 21, 1997 (the "Asset Purchase Agreement").

          NOW, THEREFORE, in consideration of the promises and of the respective representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          SECTION 1. Transfer of Assets.

          (a) Acquired Assets. Subject to the terms and conditions hereof, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, at the Closing (as defined in Section 4) all of the right, title and interest of Seller in and to the Business and all properties, assets and rights of every nature, kind and description of Seller used or held for use primarily in connection with the Business wherever located (collectively, other than the Retained Assets (as defined in Section 1(b) hereof), the "Assets"), including the following:

          (i) all of the rights of Seller to prepare, produce, publish, print, sell and/or distribute, as the case may be, the community newspapers and other publications which constitute the Business, together with the goodwill of or relating to the Business;

          (ii) all of the real property owned by Seller and primarily used in the operation of the Business (the "Owned Real Property") which Owned Real Property is listed on Schedule
     3.18 of the Disclosure Schedule to the Asset Purchase Agreement to the extent relating to the Business, and all of the buildings, fixtures and improvements (the "Improvements") located in, on and under the Owned Real Property;

          (iii) all of the rights of Seller in any real property leased or subleased by Seller and used primarily in the operation of the Business (the "Leased Real Property"), which Leased Real Property is listed on Schedule 3.19 of the Disclosure Schedule to the Asset Purchase Agreement to the extent relating to the Business, and all of the Improvements located in, on and under the Leased Real Property to the extent pro vided in the lease or sublease;

          (iv) all of the materials, raw materials (including paper), supplies, work in progress and other inventory owned by Seller and to the extent used or held for use in the operation of the Business;

          (v) all rights of Seller to fixed and other tangible personal property, whether owned or leased, including furniture, equipment, computers and related items, fixtures, machinery and tools owned by Seller and primarily used in the operation of the Business;

          (vi) all rights, subscription rights, obligations and benefits of contracts, licenses (whether Seller is a licensee or licensor) or arrangements of Seller primarily relating to the Business and the Assets (collectively, the "Assumed Contracts"), including the items listed on Schedules 3.10(a) through (j) of the Disclosure Schedule to the Asset Purchase Agreement to the extent relating to the Business;

          (vii) all files, books and records of Seller dating back at least five full fiscal years from the date of the Closing primarily relating to the Business (but not minute books and corporate governance records of Seller) which are not physically located at the Owned Real Property or the Leased Real Property and all files, books and records of the Business which are physically located at the Owned Real Property or the Leased Real Property, including financial statements and records, advertising space reservations, advertising insertion orders, promotional materials, all available records of current and former advertisers in the newspapers and other publications which comprise the Business or relating to the Business; provided that the Seller shall retain copies of all such files, books and records;

          (viii) all credits, prepaid costs and expenses, deposits and retentions held by third parties under leases, licenses, contracts and other arrangements, in each case to the extent relating to the Business;

          (ix) all current assets (except for cash and cash equivalents), but specifically including accounts receivable; provided that following the Effective Date (as defined in Section 3(c)) Buyer shall have the right to assign certain accounts receivable to Seller in accordance with the terms of
     Section 3(e) of this Agreement.

          (x) all subscription, distribution, circulation and mailing lists relating primarily to the Business and all records and data relating to such lists;

          (xi) any available editorial and photographic morgues and any available back issues of the newspapers and other publications which comprise the Business;

          (xii) all registered United States and foreign patents, trademarks, service marks, trade names, mastheads, copyrights and applications set forth on Schedule 3.9 of the Disclosure Schedule to the Asset Purchase Agreement to the extent relating to the Business (including rights to sue for and remedies against present and future infringements thereof and rights of priority and protection of interests) and the goodwill and going concern value related thereto;

          (xiii) all licenses and permits of any government or state (or any subdivision thereof), whether domestic or foreign, or any agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal, federal, state and local ("Government Authority"), to the extent they are transferable, relating primarily to the Business or the Assets;

          (xiv) all guaranties, warranties, indemnities and similar rights in favor of Seller to the extent related to the Assets or the Business; and

          (xv) all rights of Seller under any provision or covenant of any contract, agreement or understanding in favor of Seller or their Affiliates to the extent relating to the Business limiting the ability of any party to sell any products or services, engage in any line of business or compete with or to obtain products or services from any person and any causes of action, lawsuits, claims and demands available to Seller in respect of the foregoing whether arising before or after the Closing.

          The Assets shall be transferred free and clear of all liens, easements, licenses, possessory rights, sales contracts, building and use restrictions, reservations and limitations, encumbrances, security interests, charges, pledges, mortgages, deeds of trust, deed to secure debt, liabilities, debts, options or, to the best knowledge of Seller, any other adverse claims, restrictions or third party rights of any kind and nature whatsoever (the "Encumbrances"), except for the following (the "Permitted Encumbrances"): (i) liens for current Taxes not yet due and payable,
(ii) the encumbrances disclosed on Schedule 3.8(a) of the Disclosure Schedule to the Asset Purchase Agreement to the extent relating to the Business, (iii) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, and which are routinely and regularly extinguished by payment of the charges to which they relate and which do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the Business, taken as a whole, as presently conducted or (iv) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the Business, taken as a whole, as presently conducted.

          (b) Retained Assets. Except as set forth in Section 2(a), Seller shall retain the real and personal property and other assets of Seller or any of its Affiliates (as used herein the term "Affiliate" shall have the meaning set forth in Rule 12b-2 under the Security Exchange Act of 1934, as amended) that relate primarily to the businesses of Seller or any of its Affiliates other than the Business (the "Retained Business") and not primarily related to the Business or that relate primarily to the Retained Liabilities (collectively, the "Retained Assets"), including:

          (i) all bank accounts and cash and cash equivalents of Seller;

          (ii) all rights, claims and credits of Seller to the extent relating to any other Retained Asset or any Retained Liability (as defined in Section 2(b)), including any such items arising under insurance policies, and all guarantees, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates in respect of any other Retained Asset or any Retained Liability;

          (iii) [Reserved];

          (iv) all rights of Seller and its Affiliates under this Agreement, the Asset Purchase Agreement, the Transitional Services Agreement (as defined in Section 10(j)) and the other agreements and instruments executed and delivered in connection with this Agreement;

          (v) all documents prepared in connection with the sale of the Business and the Assets to Buyer, exclusive of documents prepared in the ordinary course of business in connection with the operation of the Business;

          (vi) all financial and Tax records relating to the Business that form part of Seller's (or any of its Affiliates') general ledger and all other files, books and records not referred to in Section 1(a)(vii) which Seller or any of its Affiliates have in their possession; provided that upon reasonable request by Buyer, Buyer shall be provided with copies of the portions of such records that reasonably relate to the Business (other than copies of the Seller's consolidated, combined or unitary income Tax returns, provided that copies of back up for such returns may reasonably be requested by Buyer); and

          (vii) the Retained Assets described in Exhibit 1.1(b) to the Asset Purchase Agreement to the extent relating to the Business.

          SECTION 2. Assumption of Liabilities.

          (a) Liabilities Assumed. On the Closing Date, Buyer will assume and agree to pay, perform and discharge as and when due the liabilities and obligations, whether fixed, absolute or contingent, matured or unmatured, (the "Assumed Liabilities") relating to the Business as the same exist on the Closing Date which are specified below (provided, that in no event shall the Assumed Liabilities include any Retained Liabilities, and Buyer shall assume no other liabilities whatsoever of Seller or its Affiliates):

          (i) all accounts payable and trade obligations to the extent relating to the Business, including those which are owed to Seller or its Affiliates which were incurred in the ordinary course of business;

          (ii) all prepaid subscription and advertising obligations to the extent relating to the Business;

          (iii) all liabilities and obligations arising from commitments (in the form of issued purchase orders or otherwise) to purchase or acquire inventory, supplies or services to the extent relating to the Business and reflected on a balance sheet of the Business as of the Closing Date as accounts payable or accrued expenses;

          (iv) all liabilities and obligations under existing licenses, permits, authorizations, leases or contracts which are to be assigned to Buyer hereunder other than liabilities or obligations for breaches or default that occurred prior to the Closing;

          (v) all liabilities or obligations for accrued but unpaid vacation pay, sick pay and holiday pay for Employees (as defined in Section 7(a)) to the extent such pay is reflected in the Net Liabilities (as defined in Section 3(c)) of the Business as of the Effective Date; and

          (vi) all liabilities, other than Retained Liabilities (including Tax (as defined in Section 3.14 of the Asset Purchase Agreement) liabilities), which are reflected in the balance sheet included in the Financial Statements (as defined in Section 3.6 of the Asset Purchase Agreement) to the extent relating to the Business (except to the extent discharged prior to the Closing Date) or incurred by the Business since the date of such balance sheet not in breach of any representation or covenant in this Agreement and in the ordinary course of business which are of the type that would be reflected in a balance sheet prepared in conformity with GAAP and consistent with the Financial Statements.

          (b) No Other Liabilities Assumed. Notwith standing anything to the contrary contained herein, except as provided in
Section 2(a), the parties agree that Buyer has not agreed to pay, shall not assume and shall not have any liability or obligation with respect to, the following liabilities and obligations (collectively, the "Retained Liabilities"):

          (i) any liability or obligation for any Tax of any kind (including income, payroll, personnel, property, bulk transfer, sales, use, ad valorem or franchise Taxes or assessments) owed prior to or at Closing, or which may thereafter become due, to any foreign, federal, state, local or other taxing authority which liability relates to any transaction or period prior to or upon the Closing (including as a result of Treasury Regulation ss.1.1502-6(a) or any similar provision under state or local law);

          (ii) any liability or obligation relating to, resulting from or arising out of workers' compensation claims resulting from any injury, disease or disability which injury, disease or disability occurred prior to Closing (whether or not any such claim was filed prior to the Closing);

          (iii) any liability or obligation relating to, resulting fromor arising out of any violation of law (whether knownor unknown) or license, which violation occurred on or prior to the Closing Date;

          (iv) any liability relating to the Owned Real Property or Leased Real Property, or relating to discharges of hazardous substances in violation of or giving rise to liability pursuant to any Environmental Law (as defined below) by the Business, the basis for which liability occurred or existed prior to the Closing, including any investigation and remediation liabilities to the extent arising under standards established by any and all foreign, federal, state or local laws, rules, orders, regulations, consent decrees, settlement agreements, injunctions, statutes or requirements imposed by any governmental authority relating to or concerning protection of the environment and natural resource damages, including surface water, soil, air and ground water ("Environmental Law") as enacted or enforced on or prior to the Closing Date;

          (v) any liability or obligation for severance, redundancy, termination, payment in lieu of notice, indemnity or other payments resulting from the transactions contemplated by this Agreement or arising prior to the Transfer Date, and any liability or obligation arising prior to the Transfer Date to or with respect to any employee or any employee matters, including any employee benefit plan, other than those which are expressly assumed by Buyer, pursuant to Section 7;

          (vi) any liability or obligation of or incurred by Seller or its Affiliates to the extent related to the Retained Assets or not arising from the Business;

          (vii) any liability or obligation under licenses, permits, authorizations, leases or contracts, which are not assigned to Buyer hereunder;

          (viii) any liability or obligation for medical, dental and disability benefits and any other welfare benefit, whether insured or self-insured, incurred or existing at any time on or prior to the Transfer Date, for current or past employees of the Business;

         (ix) all liability of Seller and its Affiliates or former Affiliates arising from indebtedness, including guaranty and similar obligations, for borrowed money or long-term debt, except as provided in Section 2(a);

          (x) any liability or obligation relating to or resulting from breach of contract or tort claims where the event giving rise to such claim occurred prior to the Closing Date;

          (xi) any other liability or obligation of Seller whatsoever not expressly assumed by Buyer hereunder;

          (xii) liabilities for officers and directors of Seller with respect to pre-Closing conduct;

          (xiii) any liability or obligation for any intercompany notes of Seller; and

          (xii) liability for travel vouchers or cash of $4,000 for each publisher who exceeded budgeted gross operating profits for 1997 by 10%.

          SECTION 3. Consideration. The consideration for the transfer of the Assets described in Section 1(a) from Seller to Buyer shall be as follows:

          (a) Assumption of Assumed Liabilities. Buyer shall assume and agree to pay as they shall become due or discharge the Assumed Liabilities as described in Section 2(a) hereof.

          (b) Transfer of Funds. Upon the Closing, Buyer shall deliver to Seller immediately available funds in the amount of forty four million four hundred nineteen thousand one hundred sixteen dollars ($44,419,116).

          (c) Working Capital Adjustment. Within sixty (60) days following the Closing, KPMG Peat Marwick LLP or such other firm of independent public accountants mutually agreed by Buyer and Seller (the "Accounting Firm") shall (i) on a basis consistent with U.S. generally accepted accounting principles as applied in the Financial Statements (as defined in Section 3.6 of the Asset Purchase Agreement) ("GAAP") (x) determine the Net Current Assets (as defined below) and the Net Liabilities (as defined below) of the Business as of December 31, 1997 (the "Effective Date") (the "Current Asset Calculation") and (y) determine the amount of the Adjustment (as defined below), if any, and (ii) deliver a letter (the "Accountant's Certificate") (x) setting forth the calculation of the Adjustment and its components and (y) certifying that each of such calculations was made in compliance with this Section 3(c). Such determinations and calculations shall be conclusive absent manifest error. If the Adjustment is a positive number in excess of $1,000,000, Buyer shall pay such excess to Seller within three (3) business days following delivery of the Accountant's Certificate. If the Adjustment is a negative number, the absolute value of which is greater than $1,000,000, Seller shall pay such excess to Buyer within three (3) business days following delivery of the Accountant's Certificate. All payments pursuant to this Section 3(c) shall be by wire transfer of immediately available funds (or by interbank transfer, if applicable).

          For purposes of this Section 3(c),

          (1) "Net Current Assets" shall mean current assets determined in a manner consistent with GAAP, but excluding (i) cash and cash equivalents, (ii) current and deferred Taxes and (iii) any other Retained Assets.

          (2) "Net Liabilities" shall mean liabilities determined in a manner consistent with GAAP but excluding (i) current and deferred Tax liabilities and (ii) any other Retained Liabilities.

          (3) The "Adjustment" means the amount (whether positive or negative) equal to Net Current Assets minus Net Liabilities.

          (d) Determination of 1998 Net Cash Position; Payment of
1998 Estimated Net Cash.

          (i) During the period from the Effective Date through the Closing Date (the "1998 Period"), Seller shall maintain financial records showing all cash and cash equivalents received by or on behalf of the Business during the 1998 Period (the "1998 Gross Cash") and all amounts of cash or cash equivalents used to discharge accounts payable and other obligations of the Business in the ordinary course consistent with past practice, but excluding (w) interest on indebtedness for borrowed money, (x) intercompany payments, but excluding management fees charged at 1.6% of revenue for the 1998 Period, (y) fees and expenses relating to the transactions contemplated by this Agreement and (z) income Taxes, but excluding Taxes for the 1998 Period (the "1998 Cash Disbursements"). The excess, if any, of the 1998 Gross Cash over the 1998 Cash Disbursements shall be the "1998 Net Cash Position".

          (ii) At the Closing, Seller shall pay or cause to be paid to Buyer, by wire transfer of immediately available funds (or by intrabank transfer, if practicable), an amount equal to an estimate determined in good faith by Seller of the 1998 Net Cash Position (the "Estimated 1998 Net Cash Position").

          (iii) Within sixty (60) days following the Closing, the Accounting Firm (as defined in Section 3(c)) shall (x) determine (1) the amount of the 1998 Net Cash Position (as so determined, the "1998 Final Cash Position") and (2) the 1998 Final Cash Position minus the 1998 Estimated Cash Position (the "1998 Cash Position Adjustment", which may be positive or negative) and (y) deliver a letter (the "1998 Cash Certification") (1) setting forth the calculation of the 1998 Cash Position Adjustment and its components and (2) certifying that such calculations were made in compliance with this Section 3(d). Such determinations and calculations will be conclusive absent manifest error. If the 1998 Cash Position Adjustment is a positive number, Seller shall pay such amount to Buyer within three (3) business days of delivery of the 1998 Cash Certification. If the 1998 Cash Position Adjustment is a negative number, Buyer shall pay an amount equal to the absolute value of such number to Seller within three (3) business days of delivery of the 1998 Cash Certification. All payments pursuant to this Section 3(d) shall be made by wire transfer of immediately available funds (or by interbank transfer, if practicable).

          (e) Uncollected Accounts Receivable. Within 135 days after the Effective Date, Buyer shall have the right to (i) notify Seller in writing (the "Receivables Notice") of the dollar amounts of the accounts receivable of the Business existing on the Effective Date that have not been collected by Buyer by the date of such notice and which are more than 120 days past due as of the date of such notice (the "Greater than 120-Day Receivables") and (ii) at its option, assign to Seller 100% of the then-outstanding Greater than 120-Day Receivables. If so assigned, Seller shall purchase the Greater than 120-Day Receivables for a price equal to (x) the face amount of the Greater than 120- Day Receivables less (y) the full amount of the reserve for receivables reflected in the Net Current Assets, plus
(z) interest on (x) minus (y) accrued from the Effective Date at a rate equal to the 30-day Treasury bill rate in effect on the Effective Date, payable by wire transfer of immediately available funds to (or by interbank transfer, if applicable) Buyer within three (3) business days following receipt of the Receivables Notice. In determining the amount collected with regard to any account receivable, all amounts received from any obligor shall be allocated to the receivable specified by such obligor, or if not specified, to the receivables of such obligor in the order in which such receivables arose. From and after the Closing, Buyer shall continue collecting accounts receivable in all material respects in accordance with the past practice of the Business prior to the Closing Date and shall provide

Seller reasonable access to review all information relating to the foregoing, including all write-offs. From and after the date Buyer exercises its option to assign the Greater than 120-Day Receivables to the Seller, Buyer shall continue collecting such Greater than 120-Day Receivables on behalf of the Seller for a reasonable fee to be agreed upon by the parties in proportion to the services rendered.

          (f) Pro Forma Calculation. Notwithstanding anything to the contrary contained in this Agreement or the Asset Purchase Agreement, no payments shall be made under Sections 3(c), (d) and
(e) of this Agreement unless such payment would be required to be made if the determinations and calculations required by such sections are made on a pro forma basis as if the Business as defined in this Agreement and the Business as defined in the Asset Purchase Agreement were treated as a single business (subject to a single $1,000,000 threshold for the purposes of calculating the Adjustment pursuant to Section 3(c) of this Agreement and the comparable provision of the Asset Purchase Agreement), and in such event the portion of any such payment to be made pursuant to this Agreement shall be equal to 44/309ths of such payment, and the balance of such payment shall be made pursuant to the Asset Purchase Agreement.

          (g) Purchase Price Allocation. The purchase price for the Assets (including the Assumed Liabilities) shall be allocated among the Assets in accordance with Schedule 1.3(i) to the Asset Purchase Agreement, to the extent relating to the Business, to be prepared by the Buyer and delivered to the Seller within 180 days after the Closing Date. Such allocation shall be subject to Seller's consent, such consent not to be unreasonably withheld. Following the Closing, the Buyer and the Seller in connection with their respective U.S. federal, state and local income Tax returns and other filings (including, without limitation Internal Revenue Service Form 8594), shall not take any position inconsistent with such allocation. Any adjustment to the purchase price shall be allocated as provided by Temp.Treas.Reg.ss.1.1060-1T(f). For purposes of this Section 3(g), the withholding by Seller of its consent to a proposed allocation of purchase price to an asset or class of assets shall be deemed to be reasonable if, within 30 days after receiving a copy of Schedule 1.3(i) to the Asset Purchase Agreement, Seller provides to Buyer a written notice setting forth its proposed allocation of purchase price to such asset or class of assets, and such proposed allocation differs by more than 25% from the amount allocated on Schedule 1.3(i) to the Asset Purchase Agreement to such asset or class of assets, but compliance with this sentence shall not be necessary for such withholding of consent by Seller to be deemed reasonable. The parties shall negotiate in good faith to timely resolve any differences regarding such allocation.

          (h) Proration of Taxes. All real estate, personal property and ad valorem Taxes relating to the Assets which shall have accrued and become payable prior to the Closing Date shall be paid by Seller. All such Taxes which shall be accrued but unpaid shall be prorated to the Closing Date. In connection with such proration of Taxes, in the event that actual Tax figures are not available at the Closing Date, proration of Taxes shall be based upon actual Taxes for the preceding year for which actual Tax figures are available and re-prorated when actual Tax figures become available. The amount due one party as a result of such proration shall be paid to the other party at the Closing, and the amount due one party as a result of a re-proration of Taxes for a taxing jurisdiction shall be paid to such party within 30 days after actual Tax figures become a available for such taxing jurisdiction.

          SECTION 4. Closing.

          (a) Closing. The closing of the transactions contemplated hereby (the "Closing") shall be held at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603 commencing at 9:00 a.m., Chicago time, on January 30, 1998, or as soon as practicable thereafter after the satisfaction or waiver of the conditions to closing set forth in Sections 12 and 13 of this Agreement, or at such other place, time or date as Buyer and Seller may agree; provided that the Closing shall occur simultaneously with the Closing under the Asset Purchase Agreement (as defined in Section 2.1 of the Asset Purchase Agreement) (the "Closing Date").

          (b) Payments. All payments hereunder shall be in U.S. dollars, and shall be made no later than 12:00 noon on the Closing Date by wire transfer of immediately available funds (or interbank transfer, if applicable) to an account or accounts of Seller or Buyer, as applicable, at a bank or banks specified by Seller or Buyer, as applicable.

          SECTION 5. Representations and Warranties of Seller. The Company and Seller represent and warrant to Buyer and Investor as follows:

          (a) Seller and the Company hereby make each of the Representations and Warranties set forth in Article III of the Asset Purchase Agreement, but modified so that:

          (i) references to the "Business" shall refer to the Business as defined in this Agreement and so that references to the "business relating to the Relinquished Property" or similar phrases shall refer to the Business as defined in the Asset
     Purchase Agreement;

          (ii) references to the "Closing", the "Closing Date", the "Transfer Date" and the "Effective Date" shall refer to the Closing, Closing Date, Transfer Date and the Effective Date, respectively, as defined in this Agreement;

          (iii) references to the "transactions contemplated hereby" shall refer to transactions contemplated by this Agreement;

          (iv) the Asset Purchase Agreement shall be substituted for the Like Kind Exchange Agreement in the definition of "Associated Agreements";

          (v) references to "this Agreement" shall refer to this Agreement rather than the Asset Purchase Agreement;

          (vi) references to "including the closing of the Like Kind Exchange and the contribution of the Relinquished Property to CNCO" or similar phrases shall refer to "including the closing under the Asset Purchase Agreement"; and

          (vii) capitalized terms used therein which are not otherwise defined herein or addressed in this section are used with the meanings ascribe to such terms in the Asset Purchase Agreement; and terms which are defined therein which are not otherwise defined herein or addressed in this section are used throughout this Agreement with the meanings so ascribed to such terms.

          For the convenience of the parties, the Disclosure Schedule referred to in the Asset Purchase Agreement should also apply to this Agreement to the extent the disclosures set forth therein relate to the Business as defined in this Agreement.

          SECTION 6. Representations and Warranties of Buyer and
Investor. Buyer and Investor hereby represent and warrant to the Company and Seller as follows:

          (a) Buyer hereby makes each of the representations and warranties set forth in Article IV of the Asset Purchase Agreement, but modified so that:

          (i) references to the "Business" shall refer to the Business as defined in this Agreement and so that references to the "business relating to the Relinquished Property" or similar phrases shall refer to the Business as defined in the Asset
     Purchase Agreement;

          (ii) references to the "Closing", the "Closing Date", the "Transfer Date" and the "Effective Date" shall refer to the Closing, Closing Date, Transfer Date and the Effective Date, respectively, as defined in this Agreement;

          (iii) references to the "transactions contemplated hereby" shall refer to transactions contemplated by this Agreement;

          (iv) the Asset Purchase Agreement shall be substituted for the Like Kind Exchange Agreement in the definition of "Associated Agreements";

          (v) references to "this Agreement" shall refer to this Agreement rather than the Asset Purchase Agreement;

          (vi) references to "including the closing of the Like Kind Exchange and the contribution of the Relinquished Property to CNCO" or similar phrases shall refer to "including the closing under the Asset Purchase Agreement"; and

          (vii) capitalized terms used therein which are not otherwise defined herein or addressed in this section are used with the meanings ascribed to such terms in the Asset Purchase Agreement; and terms which are defined therein which are not otherwise defined herein or addressed in this section are used throughout this Agreement with the meanings so ascribed to such terms.

          For the convenience of the parties, the Disclosure
Schedule referred to in the Asset Purchase Agreement should also apply to this Agreement to the extent the disclosures set forth therein relate to the Business as defined in this Agreement.

          SECTION 7. Employee Matters.

          (a) Transferred Employees. Prior to the date on which employees of the Business are transferred to Buyer (the "Transfer Date", which date shall be the Closing Date or such later date as the parties shall mutually agree in accordance with Section 7(c)), Buyer shall offer employment to each employee of the Business set forth on Exhibit 5.14 to the Asset Purchase Agreement to the extent relating to the Business (other than any such employees whose employment has been terminated prior to the Transfer Date) and each other person so employed on the Transfer Date whose employment primarily relates to the Business (the "Employees") on such terms and conditions (including salary and benefit level) that are not materially less favorable (exclusive of any equity incentive compensation provided by Seller), when taken in the aggregate to the terms and conditions of the employee's employment with Seller or its subsidiaries, as the case may be, immediately prior to the Transfer Date. Buyer will give Employees credit for accrued but unpaid vacation pay, sick pay and holiday pay to the extent such pay is reflected in the Net Liabilities of the Business as of the Effective Date.

          (b) Employee Benefits. Buyer shall recognize each Employee's prior service with Seller and all members of Seller's controlled group within the meaning of Section 414(b), (c), (m), and
(o) of the Internal Revenue Code of 1986, as amended (the "Code") for all purposes (other than benefit accrual under a defined benefit plan) under each employee benefit plan, policy or arrangement of Buyer. Seller shall retain, and be solely responsible for, all benefits and compensation payable to and with respect to Employees, or other employees of Seller, with respect to services performed, and claims incurred, in each case, prior to the Transfer Date under any welfare plan, pension plan, deferred compensation plan, stock based plans, employee benefit pension plans (as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any other plans, agreements, policies or arrangements related to compensation, severance or other employee benefits and all liabilities with respect to such plans, agreements, policies or arrangements prior to the Transfer Date. For purposes of this Section, disability claims are incurred on the date on which the disability was incurred or, in the case of a disability which is not incurred on a single, identifiable date, the date on which the disability was diagnosed; medical and dental services are incurred when an individual is provided with medical or dental care; death benefit claims are incurred at the time of death of the insured notwithstanding any other provision of any welfare benefit plan to the contrary. Seller shall be responsible for all qualifying events under Part 6 of Title I of ERISA and Section 4980B of the Code ("COBRA") and COBRA claims incurred under the welfare plans of Seller on or before the Transfer Date.

          (c) Severance Claims. Seller shall be responsible for any claim of severance by a person who refuses Buyer's offer of employment made in accordance with Section 7(a) hereof pursuant hereto. Buyer shall be responsible for any claim of severance made by any person who accepts such offer of employment, who becomes an employee of Buyer and whose employment is thereafter terminated. Buyer shall reimburse Seller for any payments made in respect of severance to any person who does not accept Buyer's offer of employment pursuant hereto but who is employed by Buyer or a subsidiary or Affiliate within one year after the Transfer Date.

          (d) WARN Act Liability. Seller shall be responsible for any claims or liabilities relating to the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101-2109 (the "WARN Act") which arise in connection with the Business or the Employees prior to the Closing Date (whether or not filed prior to the Closing
Date) or arise as a result of the transactions contemplated by this Agreement (exclusive of any action taken by or on behalf of Buyer after the Closing).

          (e) Undue Hardship to Buyer. Notwithstanding anything to the contrary herein, if taking the actions required pursuant to
Section 7(a) prior to the Closing Date, in the judgment of Buyer and Seller as mutually and reasonably agreed, would be impracticable or would cause undue hardship to Buyer or the Investor, or any of their Affiliates or subsidiaries then (i) compliance with Section 7(a) shall not be required on the Closing Date and (ii) the Employees shall remain employees of Seller and its subsidiaries, as applicable, until such date as it becomes practicable for Buyer to comply with Section 7(a); provided that the Transfer Date may be no later than 90 days following the Closing Date. Without duplication of any other provision of this Agreement, if the Transfer Date is not the Closing Date, Buyer shall indemnify, defend and hold harmless Seller and its subsidiaries, and their officers, directors, employees, advisors, agents and representatives (except to the extent any such person is an Employee, in which case this indemnification shall not apply to such person) from and against any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, settlements, Taxes, damages, liabilities, costs and expenses, including interest, penalties and reasonable attorneys' and accounting fees and disbursements (including, but not limited to, all administrative costs and expenses incurred as a result of the Employees remaining employees of Seller or its subsidiaries after the Closing Date) (including those relating to the enforcement of this indemnity) related to Employees which arise between the Closing Date and the Transfer Date as a result of the fact that the Transfer Date was not the Closing Date; provided that Buyer shall not be required to make any indemnification in connection with liabilities and obligations relating to severance which arise prior to the Transfer Date or with respect to any Employee to the extent he or she is not an employee of the Business between the Closing Date and the Transfer Date. No deductible shall apply to Buyer's indemnification obligation under this Section 7(e). Without limiting the foregoing, if the Transfer Date is not the Closing Date, Seller shall deliver to Buyer as promptly as practicable after the Transfer Date a statement itemizing all costs, expenses and obligations of any kind whatsoever with respect to Employees, including all compensation and benefits costs and Taxes related thereto but specifically excluding severance costs and liabilities, incurred by Seller between the Closing Date and the Transfer Date. Buyer shall pay the amount set forth in such statement, unless it is disputed, to Seller in immediately available funds within three (3) business days after receiving such statement. Disputes as to such amount shall be resolved by the Accounting Firm.

          SECTION 8. Documents Delivered at the Closing. On the
Closing Date, the parties shall exchange documents as follows:

          (a) Seller shall execute and deliver (i) Bill of Sale, Assignment and Assumption substantially in the form of Exhibit A hereto and (ii) Trademark and Trade Name Assignments substantially in the form of Exhibit B hereto (the "Trademark and Trade Name Assignments");

          (b) American Publishing Management Services Inc. and Buyer shall have executed and delivered the Transitional Services
     Agreement;

          (c) [Reserved];

          (d) Simultaneously with the Closing, Seller shall have paid to Buyer an amount equal to the Estimated Net Cash
     Position;

          (e) [Reserved];

          (f) Simultaneously with the Closing, Buyer shall have made the cash payments required under Section 3 and shall have assumed the Assumed Liabilities.

          SECTION 9. Nonassignable Contracts. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Assumed Contract or other commitment or asset if an assignment or attempted assignment of the same without the consent of the other party or parties thereto would constitute a breach thereof or in any way impair the rights of Seller thereunder. If any consent necessary to convey any Asset is not obtained or if an attempted assignment would be ineffective or would impair any party's rights under any such Assumed Contract or other Asset so that Buyer would not receive all such rights, then
(x) Seller shall use commercially reasonable efforts (it being understood that such efforts shall not include any requirement of Seller, the Company, Buyer or the Investor to expend money or offer or grant any financial accommodation) to provide or cause to be provided to Buyer, to the extent permitted by law, the benefits of any such Assumed Contract or other Asset, and Seller shall promptly pay or cause to be paid to Buyer, when received, all moneys received by Seller with respect to any such Assumed Contract or other Asset and (y) in consideration thereof Buyer shall pay, perform and discharge on behalf of Seller debts, liabilities, obligations and commitments thereunder in a timely manner and in accordance with the terms thereof. In addition, Seller shall take such other actions (at the expense of Buyer, as designated by Buyer) as may reasonably be requested by Buyer in order to place Buyer, insofar as reasonably possible, in the same position as if such Assumed Contract or other Asset had been transferred as contemplated hereby and so all the benefits and burdens relating thereto, including possession, use, risk of loss, potential for gain and dominion, control and command are to inure to Buyer. If and when such consents and approvals are obtained, the transfer of the applicable asset shall be effected in accordance with the terms of this Agreement.

          SECTION 10. Covenants of the Seller. The Company and
Seller hereby covenant and agree with the Buyer and the Investor as follows:

          (a) Consents and Authorizations. Seller shall use all commercially reasonable efforts and cooperate with Buyer to secure all necessary consents, approvals, authorizations, beneficial assignments, exemptions and waivers from third parties (collectively "Consents") as shall be required in order to enable Buyer to effect the transactions contemplated hereby and to prevent a breach of, a default under, or a termination, change in the terms or conditions or modification of, any instrument, contract, lease, license or other agreement to which the Seller is a party or is bound, and shall otherwise use all commercially reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof. Without limiting the provisions set forth in this
Section 10(a), Seller shall file, or cause to be filed, with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby within ten business days of the date of this Agreement and Seller shall use, and shall cause each of its subsidiaries and Affiliates to use, all reasonable efforts to take or cause to be taken all actions necessary, including to promptly and fully comply with any requests for information from regulatory authorities, to obtain any consent, waiver, approval or authorization relating to the HSR Act that is necessary to enable the parties to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, no provision of this Agreement shall be construed as requiring Seller to make payments of any kind in order to obtain Consents.

          (b) Conduct of the Business. (A) During the period from the date of this Agreement to the Closing, except as otherwise contemplated by this Agreement or as Buyer shall otherwise agree in writing in advance with respect to the Business, Seller covenants and agrees to (i) conduct the Business in the ordinary and usual course in a manner consistent with past practice, (ii) use its best efforts to preserve intact its present business organization, (iii) make available to Buyer the services of the officers and employees of the Business, (iv) preserve the good will and relationships with customers, suppliers and others having business dealings with the Business and (v) not take any action which would cause any of the representations and warranties of Seller in Section 5 to be untrue or incorrect in any material respect as of the Closing. From December 31, 1997 through the Closing Date Seller will not (i) declare, set aside or pay any dividends with respect to its capital stock, or redeem or otherwise acquire any of its capital stock or other securities (except for payments of cash dividends and redemptions for cash) or

(ii) pay any indebtedness or accounts payable except for indebtedness or accounts payable of the Business to third parties in the ordinary course of business (it being expressly understood that no payments will be made on any intercompany notes).

          (B) During the period from the date of this Agreement to the Closing, except as otherwise provided for in this Agreement or
Section 5.2 of the Disclosure Schedule to the Asset Purchase
Agreement as it relates to the Business or as the Buyer shall otherwise consent, Seller covenants and agrees that, with respect to the Business, it shall not:

          (i) other than (a) sales of products in the ordinary course of business, or (b) sales of obsolete plants and equipment in the ordinary course of business, sell, transfer, convey, assign or otherwise dispose of, or agree to sell, transfer, convey, assign or otherwise dispose of, any of its assets or properties, or suffer or permit the creation of any Encumbrance, other than in the ordinary course of business;

          (ii) other than (a) Commitments to distributors in the ordinary course of business consistent with past practice or
     (b) in the ordinary course of business consistent with past practice (x) take any action, or enter into or authorize any Commitment or transaction or (y) terminate, modify, amend or otherwise alter any material terms or provisions of any of its Commitments, except as expressly contemplated by this Agreement;

          (iii) abandon, sell, pledge, alter, amend or enter into any licensing or contractual arrangements with respect to any Intellectual Property Rights;

          (iv) fail to pursue the collection of receivables in the ordinary course of business, fail to discharge its payables in the ordinary course of business or otherwise make any material change in the course of dealing with customers or suppliers as a whole; or

          (v) agree or commit to any of the foregoing.

          (c) Access. From the date hereof and prior to the Closing, Seller shall provide Buyer with such information as Buyer may from time to time reasonably request with respect to Seller and the transactions contemplated by this Agreement, provide Buyer and its representatives reasonable access during regular business hours and upon reasonable notice to the properties, books and records of the Seller as Buyer may from time to time reasonably request, provided that the Seller shall not be obligated to provide Buyer with any information which would violate (i) any law, rule or regulation or term of any Commitment, or (ii) any confidentiality provision of any contract, or if the provision thereof would adversely affect the ability of Seller to assert attorney client, attorney work product or other similar privilege. Notwithstanding the foregoing, Buyer shall have the absolute right to review any Commitment or other Assumed Contract.

          (d) Permits. Seller agrees to use commercially reasonable efforts to assist Buyer in obtaining all Permits required for the Business to the extent they cannot be transferred to Buyer pursuant to this Agreement. Notwithstanding the foregoing, Buyer shall have the right to direct Seller to forego one or more applications for Permits. Seller shall pay the costs of such Permits.

          (e) Further Assurances. At any time after the Closing Date, Seller shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Buyer and necessary for Buyer to satisfy its obligations hereunder or obtain the benefits contemplated hereby.

          (f) No Default. Neither Seller nor its subsidiaries shall do any act or omit to do any act, or permit any act or omission to act, which will cause a breach of any Commitment to which the Seller or its subsidiaries are a party or by which any of them or their assets are bound or the Business are subject, the breach of which would have a Material Adverse Effect.

          (g) Compliance with Laws. Through the close of business on the Closing Date, Seller shall comply with all laws, statutes, regulations, rules and orders applicable to the Business or the operation of Seller, except where the failure to comply therewith, individually or in the aggregate, does not have a Material Adverse Effect.

          (h) Supplemental Information. From time to time prior to the Closing, Seller will promptly disclose in writing to Buyer any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to Buyer or which would render inaccurate any of the representations, warranties or statements set forth in Section 5 hereof. No information provided to a party pursuant to this Section shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement.

          (i) [Reserved].

          (j) Transitional Services. Seller agrees to provide transition management and administrative services ("Transitional Services") to Buyer for a period of up to 3 years pursuant to the Transitional Services Agreement substantially in the form of Exhibit
5.12 to the Asset Purchase Agreement (the "Transitional Services Agreement"). Buyer must approve any and all changes to the form of Transitional Services Agreement that is an exhibit to the Asset Purchase Agreement.

          (k) Employees. Seller agrees to cooperate with Buyer with respect to Buyer's making of employment offers to the employees of the Business pursuant to Section 7(a). Exhibit 5.14 to the Asset Purchase Agreement includes a list of employees of the Business. Seller will provide Buyer by November 25, 1997 with a substituted
Exhibit 5.14 to the Asset Purchase Agreement containing a list of the employees of the Business as of the date hereof. At the request of Buyer, Seller will forward employment offers on behalf of Buyer to the employees of the Business. Seller will permit Buyer to discuss employment offers with employees of the Business during business hours and to make presentations to the employees of the Business during business hours. Seller agrees that beginning on the date of this Agreement until the second anniversary of the Transfer Date (as defined in Section 7(a)), neither it nor any of its Affiliates or subsidiaries will directly or indirectly solicit any employees of Buyer with respect to employment, without the prior written consent of Buyer. However, nothing herein prevents Seller or its Affiliates from placing any general advertisements for employees or from hiring any employees of Buyer at any time who initiate employment discussions with Seller or its Affiliates or who respond to any general advertisement for employees placed by Seller or its Affiliates. During the period commencing on the date hereof through the Closing Date, Seller will not increase the compensation of employees of the Business, except that any employee receiving a merit based promotion in the ordinary course of business and resulting in increased responsibilities may receive a raise appropriate to reflect such employee's new position. Bonuses paid to employees of the Business for 1997 in amounts determined by the Company in the ordinary course of business shall be reflected in Net Liabilities of the Business for purposes of Section 3(c), and, unless Buyer consents otherwise, Buyer will pay such bonuses after the Closing Date. Buyer consents to the payment of such bonuses by Seller if the Closing Date is later than January 30, 1998.

          (l) Amended Disclosure Schedule. Seller may provide an amended Disclosure Schedule to the Asset Purchase Agreement to the extent relating to the Business, adding solely matters that have arisen since the date of this Agreement, to Buyer 48 hours prior to Closing; provided, however, that such amended Disclosure Schedule to the Asset Purchase Agreement shall not affect any representation or warranty or obligation of Seller to satisfy the conditions to Closing set forth in Section 12(a). The purpose of the additions to the Disclosure Schedule to the Asset Purchase Agreement shall solely be to provide Buyer with information for purposes of Section 12(a) below about the extent, if any, to which Seller's representations and warranties will not be true and correct as of the Closing, and any failure of the Seller's representations and warranties to be true and correct as of the Closing disclosed by such additions shall not give rise to liability after the Closing if the Closing occurs.

          (m) Insurance. Seller agrees to maintain existing insurance on the Business for the benefit of Buyer with respect to events happening on or prior to the Closing Date.

          (n) Vehicular Titles. Seller agrees to provide the certificates transferring title to Buyer for all Assets which are motor vehicles (the "Vehicular Titles") on the Closing Date.

          (o) UCC Termination Statements. Seller agrees to deliver to Buyer on the Closing Date UCC termination statements, releases of mortgages and/or deeds of trust and any other documents as are necessary for the discharge of all Encumbrances (other than Permitted Encumbrances) affecting the Business or any other of the assets.

          (p) Real Estate Conveyance Documents and Lease
Assignments. Seller agrees to deliver to Buyer on the Closing Date real estate conveyance documents and lease assignments, as applicable, with respect to all of the real property set forth on Sections 3.18 and 3.19, as applicable, of the Disclosure Schedule to the Asset Purchase Agreement, to the extent relating to the Business, as amended as of the Closing Date.

          SECTION 11. Covenants of Buyer and Investor. Buyer and
Investor hereby covenant and agree with Seller and the Company:

          (a) Cooperation by Buyer. From the date hereof and prior to the Closing, Buyer shall use all reasonable efforts, and shall cooperate with the Seller, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Seller to effect the transactions contemplated hereby, and shall otherwise use all reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof. Without limiting the provisions set forth in this Section, Buyer shall file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby within ten (10) business days of the date of this Agreement, and Buyer shall use, and shall cause each of its Affiliates to use, all reasonable efforts to take or cause to be taken all actions necessary, including to promptly and fully comply with any requests for information from regulatory authorities, to obtain any consent, waiver, approval or authorization relating to the HSR Act that is necessary to enable the parties to consummate the transactions contemplated by this Agreement.

          (b) Preservation of Books and Records. For a period of (i) five years from the Closing Date with respect to Books and Records (as defined below) relating to litigation, Tax or environmental matters and (ii) three years from the Closing Date with respect to Books and Records relating to all other matters:

          (i) Buyer shall not dispose of or destroy any of the books and records of the Business relating to periods prior to the Closing ("Books and Records") without first offering to turn over possession thereof to Seller by written notice to Seller at least 90 days prior to the proposed date of such disposition or destruction.

          (ii) Buyer shall allow Seller and its agents access to all Books and Records on reasonable notice and at reasonable times at Buyer's principal place of business or at any location where any Books and Records are stored, and Seller shall have the right, at their own expense, to make copies of any Books and Records; provided, however, that any such access or copying shall be had or done in such manner so as not to unduly interfere with the normal conduct of Buyer's business and provided that Seller shall maintain the confidentiality of such Books and Records.

          (c) Employees. Buyer agrees that for the period beginning as of the date hereof and ending on the second anniversary of the date of the Transfer Date, without the prior written consent of Seller, Buyer shall not directly or indirectly solicit any employees of Seller with respect to employment other than persons employed by the Business at the Transfer Date. However, nothing herein prevents Buyer from placing any general advertisement for employees or from hiring any employees of Seller at any time who initiate employment discussions with Buyer or who respond to any general advertisement for employees placed by Buyer.

          SECTION 12. Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver, where permissible) at or prior to the Closing of all of the following conditions:

          (a) Representations, Warranties and Covenants of Seller. Seller shall have complied in all material respects with each of its agreements and covenants contained herein to be complied with on or prior to the Closing Date. All the representations and warranties of Seller set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Seller set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, with future tense references in Section 3.1 of the Asset Purchase Agreement to the extent modified by Section 5 of this Agreement being deemed to be present tense references as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be determined as of such date; provided that this condition shall not be unsatisfied unless it would be unsatisfied if the representations and warranties of Seller in this Agreement were deemed to refer to the Business as defined in this Agreement and the "Business" as defined in the Asset Purchase Agreement, taken as a whole, and the Disclosure Schedule to the Asset Purchase Agreement is read to apply to such combination of both such Businesses. Buyer shall have received a certificate executed by or on behalf of Seller, dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in this Section.

          (b) Consents. The applicable waiting period under the HSR Act shall have expired or been terminated and all other consents, approvals, authorizations, exemptions and waivers by, or filing with, notice to or permit from governmental agencies or other persons that shall be required in order to enable Buyer to consummate the transactions contemplated hereby shall have been obtained (except for such consents, approvals, authorizations, exemptions and waivers, filings, notices or permits, the absence of which would not prohibit consummation of such transactions or render such consummation illegal).

          (c) No Prohibitions. No statute, rule or regulation or order or decree of any court or governmental body shall be in effect which prohibits Buyer from consummating the transactions contemplated by this Agreement.

          (d) Closing Documents. In addition to other documents expressly referenced in this Section or Section 8, Seller shall have delivered or caused to be delivered the following closing documents in form and substance satisfactory to Buyer:

          (i) a copy of the resolution or resolutions duly adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified by the Secretary or an Assistant Secretary of Seller;

          (ii) a certificate of the Secretary or an Assistant
     Secretary of Seller as to the incumbency and signatures of the officers executing this Agreement;

          (iii)certificates issued by the Secretary of State of the State of Delaware, as of a recent date, as to the good standing of Seller;

          (iv) certificates issued by the Secretary of State of each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation, as of a recent date, as to the good standing of Seller;

          (v) copies of all governmental consents, approvals and filings which have been obtained by Seller pursuant hereto; and

          (vi) such other documents relating to the transactions contemplated hereby as Buyer or its counsel may reasonably request.

          (e)Opinion of Counsel. Buyer shall have received an opinion of Cravath, Swaine & Moore, counsel for Seller, substantially in the form of Exhibit 7.5-1 to the

Asset Purchase Agreement and the opinion of internal counsel of Seller, substantially in the form of Exhibit 7.5-2 to the Asset
Purchase Agreement.

          (f) Simultaneous Closings. The closing of the Asset
Purchase Agreement shall occur simultaneously with the Closing.

          (g) Additional Conditions. The conditions set forth in Sections 7.6 and 7.9 of the Asset Purchase Agreement shall have been satisfied.

          SECTION 13. Conditions to Seller's Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver, where permissible) at or prior to the Closing of all of the following conditions:

          (a) Representations, Warranties and Covenants of Buyer. Buyer shall have complied in all material respects with each of its agreements and covenants contained herein to be complied with on or prior to the Closing Date. All the representations and warranties of Buyer set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Buyer set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be determined as of such date. Seller shall have received a certificate executed by or on behalf of Buyer, dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in this
Section 13(a).

          (b) Consents. The applicable waiting period under the HSR Act shall have expired or been terminated and all other consents, approvals, authorizations, exemptions by, or filing with, notice to or permit from governmental agencies or other persons that shall be required in order to enable Seller to consummate the transactions contemplated hereby shall have been obtained (except for such consents, approvals authorizations, exemptions, filings, notices or permits, the absence of which would not prohibit consummation of such transactions or render such consummation illegal).

          (c) No Prohibitions. No statute, rule or regulation or order or decree of any court or governmental body shall be in effect which prohibits Seller from consummating the transactions contemplated by this Agreement.

          (d) Closing Documents. In addition to other documents expressly referenced in this Section 13 or Section 8, Buyer shall have delivered or caused to be delivered the following closing documents in form and substance satisfactory to Seller:

          (i) a copy of the resolution or resolutions duly adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

          (ii) a certificate of the Secretary, or an Assistant
     Secretary of Buyer as to the incumbency and signatures of the officers executing the Agreement;

          (iii) certificates issued by the Secretary of State of Delaware as to the good standing of Buyer; and

          (iv) such other documents relating to the transactions contemplated hereby as Seller or its counsel may reasonably request.

          (e) Opinion of Counsel. Seller shall have received an opinion of Mayer, Brown & Platt, counsel for Buyer, substantially in the form of Exhibit 8.5 to the Asset Purchase Agreement.

          SECTION 14. Termination, Amendment and Waiver.

          (a) Termination. This Agreement may be terminated by either party, by a written notice to the other parties, prior to
Closing:

          (i) by the mutual written consent of Seller and Buyer;

          (ii) by either Buyer or Seller if the Closing shall not have occurred on or before February 28, 1998; provided that this right to terminate shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the Closing not occurring; or

          (iii) by Buyer if the Lenders' Consent as defined in
     Section 7.9 of the Asset Purchase Agreement has not been received by three (3) weeks from the date of execution hereof.

          (b) Effect on Obligations. (i) Termination of this Agreement pursuant to this Section shall terminate all rights and obligations of the parties hereunder and none of the parties shall have any liability to the other party hereunder, except that Sections 16, 17, 18 and 19 shall remain in effect, and provided that neither anything herein nor the termination of this Agreement shall relieve any party from liability for any breach of this Agreement prior to such termination.

          (ii) In the event of a termination by Seller or Buyer pursuant to Section 14(a), written noti ce thereof shall forthwhile be given to the other party. In addition, Buyer shall return all documents and other material received from Seller relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to Seller and shall destroy all analyses, notes, reports, and other documents prepared in connections with the transactions contemplated by this Agreement and shall deliver to Seller a certificate signed by an officer of Buyer certifying as to such destruction.

          SECTION 15. Indemnification.

          (a) Survival. All of the representations and warranties contained in this Agreement or in any certificates delivered pursuant to this Agreement will survive the Closing (except for Section 3.14 of the Asset Purchase Agreement, to the extent modified by Section 5 of this Agreement, which shall not survive the Closing) and continue in full force and effect (i) in the case of the representations and warranties contained in Sections 3.1, 3.2, 3.8(a), 3.21, 4.1 and 4.2 of the Asset Purchase Agreement, to the extent modified by Sections 5 and 6 of this Agreement, indefinitely,
(ii) in the case of representations and warranties contained in
Section 3.20 of the Asset Purchase Agreement, to the extent modified by Section 5 of this Agreement, until the third anniversary of the Closing Date and (iii) in the case of any other representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement, until eighteen months following the Closing Date; provided, however, that if a written claim for a breach of any representation or warranty is made before the expiration thereof, such representation or warranty shall be deemed to survive indefinitely for purposes of that claim. The covenants and agreements contained in this Agreement or in any certificates delivered pursuant to this Agreement shall survive the Closing and continue in full force and effect indefinitely except for the covenants contained in Sections 10(b), (f) and (g) of this Agreement which shall survive the Closing and remain in full force and effect until eighteen months following the Closing Date.

          (b) Indemnification by the Company, the Associated Subsidiaries and Seller. Subject to the limitations of this Section 15(b) and the conditions and provisions of Section 15(d), the Company, the Associated Subsidiaries and Seller agree to indemnify, defend and hold harmless Buyer the Investor and their respective officers, directors, employees, agents, advisors, representatives and Affiliates (collectively, "Buyer Indemnitees") from and against any and all demands, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, settlements, Taxes, claims, judgments, damages, liabilities, costs and expenses, including interest, penalties, reasonable attorneys' and accounting fees and disbursements and costs of investigation (including those relating to the enforcement of this indemnity) ("Buyer Damages"), asserted against, imposed upon or incurred by any Buyer Indemnitee, directly or indirectly, by reason of, relating to or resulting from (i) any Retained Assets or Retained Liabilities,
(ii) any nonfulfillment of any agreement on the part of the Company, the Associated Subsidiaries or Seller contained herein, or (iii) any breach of representation or warranty on the part of the Company, the Associated Subsidiaries or Seller contained herein. Breaches are to be determined for these purposes without regard to any materiality, Material or Material Adverse Effect standard or qualifier set forth in any representation or warranty, covenant or certificate; provided that such materiality, Material and Material Adverse Effect qualifiers shall apply to (i) any obligation to list matters on the Disclosure Schedule to the Asset Purchase Agreement where the representation or warranty specifies that only Material matters are to be so listed and (ii) Section 3.7 of the Asset Purchase Agreement to the extent incorporated by Section 5 of this Agreement and Sections 10(f) and 10(g) of this Agreement. Notwithstanding the foregoing, Seller will not have any obligation to indemnify Buyer from and against any Buyer Damages with respect to breaches of representations and warranties or of the covenant set forth in
Section 10(b) of this Agreement except to the extent that Buyer Damages arising from any breaches of representations and warranties of this Agreement and the Asset Purchase Agreement or of the covenants set forth in Section 5.2 to the Asset Purchase Agreement or Section 10(b) of this Agreement, taken together, are equal to or are greater than $1,000,000 (the "Deductible"), whereupon Seller shall pay the Buyer for all such Buyer Damages in excess of the Deductible. The Deductible shall not apply except as specifically provided in the preceding sentence, and the circumstances under which the Deductible shall not apply include (w) breaches of Section 3.8(a) to the Asset Purchase Agreement to the extent incorporated by Section 5 of this Agreement, (x) breaches of covenants or obligations hereunder other than Section 10(b), (y) Retained Assets or Retained Liabilities or (z) adjustments pursuant to Section 3 of this Agreement. Recovery pursuant to indemnification for Retained Liabilities shall be for any and all Buyer Damages even if (i) the facts giving rise to such indemnification may also give rise for a claim of breach of the representation and warranties of this Agreement or the Asset Purchase Agreement or (ii) facts relating to such Retained Liability appear on the Disclosure Schedule to the Asset Purchase Agreement to the extent related to this Business. In addition to any indemnification of any Buyer Indemnitee pursuant to this Section, such Buyer Indemnitee shall be entitled to its rights and remedies pursuant to this Agreement, and otherwise at law or in equity.

          (c) Indemnification by Buyer. Subject to the limitations of this Section 15(c) and the conditions and provisions of Section 15(d), Buyer agrees to indemnify, defend and hold harmless the Company, Seller and the Associated Subsidiaries, and their officers, directors, employees, agents, advisors, representatives and Affiliates (collectively, "Seller Indemnitees") from and against any and all demands, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, settlements, Taxes, claims, judgments, damages, liabilities, costs and expenses, including, but not limited to, interest, penalties and reasonable attorneys' and accounting fees and disbursements and costs of investigation (including those relating to the enforcement of this indemnity) ("Seller Damages"), asserted against, imposed upon or incurred by any Seller Indemnitee, directly or indirectly, by reason of, relating to or resulting from (i) all liabilities and obligations of Buyer relating to or arising out of the conduct of the Business or the use of the Assets following the Closing or the Assumed Liabilities following the Closing or (ii) nonfulfillment of any agreement on the part of Buyer contained herein. In addition to any indemnification of any Seller Indemnitee pursuant to this
Section 15(c), such Seller Indemnitee shall be entitled to its rights and remedies pursuant to this Agreement, and otherwise at law or in equity.

          (d) Matters Involving Third Parties. The party or parties making a claim for indemnification under this Section 15 shall be for the purposes of this Agreement, referred to as the "Indemnified Party" and the party or parties against whom such claims are asserted under this Section 15 shall be, for the purposes of this Agreement, referred to as the "Indemnifying Party". All claims by any Indemnified Party under this
Section 15 shall be asserted and resolved as follows:

          (i) In the event that (x) any claim, demand or action is asserted or instituted by any person other than the parties to this Agreement or their Affiliates which could give rise to Buyer Damages or Seller Damages, as applicable, for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such claim or demand or action, a "Third Party Claim" or (y) any Indemnified Party under this Agreement shall have a claim to be indemnified by any Indemnifying Party under this Agreement which does not involve a Third Party Claim (such claim, a "Direct Claim"), the Indemnified Party shall with reasonable promptness send to the Indemnifying Party a written notice specifying the nature of such claim, demand or action and the amount or estimated amount thereof, provided that a delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that (and only to the extent that) such failure shall have caused the Buyer Damages or Seller Damages, as applicable, for which the Indemnifying Party is obligated to be greater than such Buyer Damages or Seller Damages, as applicable, would have been had the Indemnified Party given the Indemnifying Party prompt notice (which amount or estimated amount shall not be conclusive of the final amount, if any, of such claim, demand or action) (a "Claim Notice").

          (ii) Except as provided below, in the event of a Third Party Claim, the Indemnifying Party shall be entitled to control the defense of such Third Party Claim and to appoint counsel of the Indemnifying Party's choice at the expense of the Indemnifying Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with such claim, demand or action (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party except as set forth below); provided that such counsel is reasonably acceptable to the Indemnified Party. Notwithstanding an Indemnifying Party's election to appoint counsel to represent an Indemnified Party in connection with a Third Party Claim, an Indemnified Party shall have the right to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party (except as provided below and except for any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnifying Party). If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim, demand or action which the Indemnifying Party defends, or, if appropriate and related to the claim, demand or action in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person. The Indemnifying Party shall not be entitled to assume control of the defense of a Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party (provided that such counsel is reasonably acceptable to the Indemnifying Party) if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation,
     (ii) an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would reasonably be likely to be materially detrimental to the Indemnified Party's reputation or business, (iii) the claim seeks an injunction or equitable relief against the Indemnified Party or (iv) the claim involves liabilities under environmental laws that require remedial action at facilities that were transferred pursuant to this Agreement, in which case the Indemnified Party shall have control and management authority over the resolution of such claims, including hiring environmental consultants and conducting environmental investigations and cleanups; provided that the Indemnified Party shall keep the Indemnifying Party apprised of any major developments relating to any such environmental claim and provided further that, in the case of any of (i) through (iv) above, (x) the Indemnified Party shall not agree to any stipulation to or the entry of a court order that adversely affects the Indemnifying Party without the Indemnifying Party's consent and (y) the Indemnifying Party shall have the right to retain counsel of its choice at its own expense and participate in the defense of the Third Party Claim, in which case the third sentence of this Section 15(d)(ii) shall be fully applicable. No Third Party Claim (regardless of whether the Indemnifying

     Party has assumed control of such Third Party Claim or such Third Party Claim falls into any of the categories set forth in
     (i) through (iv) above) may be settled or compromised (i) by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed or (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. In the event any Indemnified Party settles or compromises or consents to the entry of any judgment with respect to any Third Party Claim without the prior written consent of the Indemnifying Party, each Indemnified Party shall be deemed to have waived all rights against the Indemnifying Party for indemnification under this Section 15.

          SECTION 16. Expenses. Seller, on the one hand, and Buyer, on the other hand, shall pay all costs and expenses incurred by such party or on its behalf in connection with this Agreement and the transactions contemplated hereby, including without limiting the generality of the foregoing, fees and expenses of its financial consultants, accountants and counsel. All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing recordation or other Taxes, if any, incident to the transfer of the Assets to Buyer or which may be imposed or assessed as a result of the transactions contemplated hereby and all of the expenses relating to obtaining any governmental permits, licenses and authorizations, approvals, exemptions, certificates or similar instruments or documents which are necessary for the conduct of the Business immediately after the Closing Date shall be paid by Seller; provided that Buyer shall pay all of the expenses relating to the qualification of Buyer to do business in such foreign jurisdictions as are necessary for the conduct of the Business immediately after the Closing Date.

          SECTION 17. Assignment. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties, except (i) as set forth in the following sentence and
(ii) Buyer and, after the Closing, Seller may assign any or all of their respective rights and obligations hereunder to any of their Affiliates without the consent of the other parties; provided, that any such assignment under the foregoing clauses (i) and (ii) shall not relieve Seller or Buyer, as the case may be, from any liability hereunder. Seller desires that the purchase and sale of the Assets be effectuated in a transaction that will qualify, to the maximum extent possible, as a "like-kind exchange" under Section 1031 of the Code and the applicable Treasury regulations, and the parties to this Agreement hereby agree to cooperate with each other and to take all such actions as may be necessary to effectuate, to the extent reasonably practicable, the purchase and sale of the Assets in such a way as to so qualify, including, but not limited to, (i) the assignment by Seller prior to the Closing of its rights to receive the purchase price referred to in Section 3(b), but not its obligations, under this Agreement to an entity which meets the requirement of Section 1031 of the Code with respect to a qualified intermediary and which is mutually acceptable to the parties and (ii) the execution of such agreements and other documents as may be necessary to complete and otherwise effectuate such "like-kind exchange"; provided, however, that (i) Buyer's agreement to cooperate in accordance herewith shall not require it to take any actions that would delay the Closing beyond the closing of the Asset Purchase Agreement and (ii) Seller agrees to reimburse Buyer for any liabilities, costs, and expenses, including reasonable legal expenses, incurred by Buyer in connection with any action taken by them at Seller's request pursuant to this Section.

          SECTION 18. Notices. Any notice, payment or other communication required or permitted hereunder shall be sufficiently given (and will be deemed to have been duly given upon receipt) if given in writing and delivered in person, or by facsimile (where a facsimile number is indicated), or by overnight courier or by registered or certified mail, postage prepaid, as follows:

          (a) To Buyer:
          Liberty Group Operating, Inc.
          c/o Leonard Green & Partners, L.P.
          11111 Santa Monica Boulevard
          Suite 2000
          Los Angeles, CA 90025
          Telecopy: (310) 954-0404
          Attention: Peter J. Nolan and Kenneth L. Serota with a copy (which shall not constitute notice) to:

          Mayer, Brown & Platt
          190 South LaSalle Street
          Chicago, Illinois 60603
          Attn:  Scott J. Davis, Esq.
          Facsimile Number: (312) 701-7711

          (b) To Seller:

          American Publishing Company of Illinois
          c/o Hollinger International Inc.
          401 North Wabash Avenue
          Chicago, Illinois 60611
          Attn:  General Counsel
          Facsimile Number: (312) 321-0629

          with copies (which shall not constitute notice) to:

          Hollinger Inc.
          10 Toronto Street
          Toronto, Ontario M5C 2B7
          Canada
          Attn:  Vice President and General Counsel
          Facsimile Number: (416) 364-2088

          Cravath, Swaine & Moore
          Worldwide Plaza
          825 8th Avenue
          New York, New York 10019
          Attn:  William P. Rogers, Esq.
          Facsimile Number: (212) 474-3700

or at such other address for a party as shall be specified by like notice.

          SECTION 19. Miscellaneous.

          (a) Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall give the other party notice in advance of such issuance.

          (b) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the greatest extent possible.

          (c) Captions. The Section and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections contained herein mean Sections of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

          (d) Refunds. Seller shall be entitled to any refunds or credits of Taxes for any Taxable period (or portion thereof) ending on or prior to the Closing Date. Buyer shall be entitled to any refunds or credits of Taxes for any Taxable period (or portion thereof) beginning after the Closing Date.

          (e) Governing Law; Consent to Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed wholly within such jurisdiction. All disputes, litigation, proceedings or other legal actions by any party to this Agreement in connection with or relating to this Agreement or any matters described or contemplated in this Agreement shall be instituted in the courts of the State of Delaware or of the United States sitting in the State of Delaware. Each party to this Agreement irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and of the United States sitting in the State of Delaware in connection with any such dispute, litigation, action or proceeding arising out of or relating to this Agreement. Each party to this Agreement will maintain at all times a duly appointed agent in the State of Delaware for the service of any process or summons in connection with any such dispute, litigation, action or proceeding brought in any such court and, if it fails to maintain such an agent during any period, any such process or summons may be served on it by mailing a copy of such process or summons to it at its address set forth, and in the manner provided, in Section 18, with such service deemed effective on the fifteenth day after the date of such mailing.

          Each party to this Agreement irrevocably waives the right to a trial by jury in connection with any matter arising out of this Agreement and, to the fullest extent permitted by applicable law, any defense or objection it may now or hereafter to have the laying of venue of any proceeding under this Agreement brought in the courts of the State of Delaware or of the United States sitting in the State of Delaware and any claim that any proceeding under this Agreement brought in any such court has been brought in an inconvenient forum.

          (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same agreement. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section, provided receipt of copies of such counterparts is confirmed.

          (g) Amendment. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by all parties hereto. Any party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision hereof on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.

          (h) Interpretation. For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Section, paragraph, Exhibit and Schedule references are to the Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified; (iv) the word "or" shall not be exclusive; and (v) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

          To the extent that a provision in this Agreement is similarly worded to a provision in the Asset Purchase Agreement but the wording in this Agreement is different from the wording of the comparable provision in the Asset Purchase Agreement in a way that is not dictated by the different transactions and Businesses covered in each of this Agreement and the Asset Purchase Agreement, the language in this Agreement shall be deemed to be modified to read as the comparable language in the Asset Purchase Agreement.

          (i) Further Assurances. Following the Closing, Buyer and Seller shall each from time to time at the other's reasonable request and without further consideration execute and deliver to the other such additional instruments of transfer and conveyance and take such action as may be reasonably requested in order better to assure, convey and confirm to Buyer all of Seller's right, title, interest in and all benefits of and to the Assets to be assigned, conveyed and transferred hereunder.

          (j) Extension; Waiver. At any time the parties may extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in this Agreement and waive compliance with any of the agreements or conditions in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument signed on behalf of such party. The waiver by any party hereto of a breach of any provision hereunder shall not operate to be construed as a waiver or any prior or subsequent breach of the same or any other provision hereunder.

          SECTION 20. Guarantee. The Company and the Associated Subsidiaries guarantee the obligations of the Seller under this Agreement (including the obligations pursuant to Sections 3(c)-3(i) and indemnifications obligations), notwithstanding the assignment of the right to receive the purchase price pursuant to the "like-kind exchange" as described in Section 17.

          SECTION 21. Limited Guarantee. Green Equity Investors II, L.P. ("GEI II"), which shall be a party to this Agreement solely for purposes of this Section 21 and Section 19(e), guarantees, subject to the limitations provided below, the obligations of Buyer under this Agreement to the extent that such obligations are to be performed on the Closing Date; provided that GEI II's obligations hereunder shall be limited to the payment of money not to exceed $150 million and shall terminate at the Closing and provided further that GEI II's obligations hereunder shall be further reduced to the extent GEI II makes payments under Article XIII of the Asset Purchase Agreement (it being understood that GEI II shall in no event be responsible for more than $150 million in the aggregate under this Section 21 and Article XIII of the Asset Purchase Agreement). GEI II agrees to be bound by the provisions of
Section 19(e) of this Agreement with respect solely to its promises in this Section 21.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



                                   HOLLINGER INTERNATIONAL INC.,

                                     By:  /s/ J. A. Boultbee
                                        ---------------------
                                        Name:  J. A. Boultbee
                                        Title: Executive Vice President
                                               and Chief Financial Officer


                                   AMERICAN PUBLISHING COMPANY OF
                                   ILLINOIS,

                                     By:  /s/ J. A. Boultbee
                                        ---------------------
                                        Name:  J. A. Boultbee
                                        Title: Vice President


                                   APAC-90, INC.,

                                     By:  /s/ J. A. Boultbee
                                        ---------------------
                                        Name:  J. A. Boultbee
                                        Title: Vice President


                                   AMERICAN PUBLISHING (1991) INC.,

                                     By:  /s/ J. A. Boultbee
                                        ---------------------
                                        Name:  J. A. Boultbee
                                        Title: Vice President


                                   APAC-95, INC.,

                                     By:  /s/ J. A. Boultbee
                                        ---------------------
                                        Name:  J. A. Boultbee
                                        Title: Vice President


                                   LIBERTY GROUP OPERATING, INC.,

                                     By:  /s/ Gregory J. Annick
                                        ------------------------
                                        Name:  Gregory J. Annick
                                        Title: Secretary

                                   LIBERTY GROUP PUBLISHING, INC.

                                     By:  /s/ Gregory J. Annick
                                        -----------------------
                                        Name:  Gregory J. Annick
                                        Title: Secretary

                IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date hereof solely for the purposes evidencing its obligations pursuant to Section 21 hereof.


                                   GUARANTOR:

                                   GREEN EQUITY INVESTORS II, L.P.

                                        By: Grand Avenue Capital
                                            Partners, L.P. its sole
                                            general partner

                                        By: Grand Avenue Capital
                                            Corporation its sole
                                            general partner


                                        By:   /s/ Gregory J. Annick
                                            --------------------------
                                            Name:  Gregory J. Annick
                                            Title: Vice President

                                                          SCHEDULE 1


          ALL OF AMERICAN PUBLISHING COMPANY OF ILLINOIS'S
              PUBLICATIONS AND PRINTING PRESSES IN THE
                         FOLLOWING LOCATIONS


ILLINOIS
--------

Albion
Canton
Carmi
Du Quoin
Eldorado
Flora
Harrisburg
Monmouth
Galesburg
Olney
West Frankfort

                                                           EXHIBIT A



                              [FORM OF]
                            BILL OF SALE

                         BILL OF SALE, dated as of [ ], 1998, by and
                    among AMERICAN PUBLISHING COMPANY OF ILLINOIS, a Delaware corporation (the "Seller"), and LIBERTY GROUP OPERATING, INC., a Delaware corporation ("Buyer"; the term Buyer shall include subsidiaries of Buyer unless the context otherwise provides).

          WHEREAS pursuant to the Asset Purchase Agreement dated as of the date hereof, among the Seller, the Investor, the Company, the Associated Subsidiaries and Buyer (the "Asset Purchase Agreement"), Seller has agreed to transfer to Buyer the Business and the Assets and enter into certain ancillary agreements; and

          WHEREAS pursuant to the Asset Purchase Agreement, Buyer has agreed to assume the Assumed Liabilities.


          NOW, THEREFORE, in consideration of the sale and assignment of the Business and the Assets contemplated to be delivered to Buyer on the date of the Closing, the assumption of the Assumed Liabilities contemplated to be assumed by Buyer on the date of the Closing, the payment of the purchase price for the Assets as provided for in the Asset Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          SECTION 1. Defined Terms. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement.

          SECTION 2. Sale of Assets. Upon the terms and subject to the conditions of the Asset Purchase Agreement, Seller hereby sells, assigns, transfers, conveys and delivers to Buyer, and Buyer hereby accepts from Seller, effective as of the date of the Closing, all right, title and interest of Seller and/or any of its Affiliates or other entities in and to the Assets contemplated to be delivered to Buyer on the Closing Date.

          Whether or not all of the Assets contemplated to be delivered to Buyer on the Closing Date shall have been legally transferred to Buyer as of the Closing Date, Buyer shall have, and shall be deemed to have acquired, complete and sole beneficial ownership over all of the Assets contemplated to be delivered as of the Closing Date.

          SECTION 3. Survival of Certain Provisions. The parties hereto acknowledge that the Asset Purchase Agreement includes various provisions related hereto that expressly survive the Closing Date, including, without limitation, provisions relating to indemnification and cooperation after the Closing Date and non-assignable contracts, and the parties agree that all such provisions shall continue in full force and effect in accordance with the Asset Purchase Agreement.

          SECTION 4. Retained Assets. The parties hereby agree that Seller does not hereby sell, assign, transfer, convey or deliver to Buyer any Retained Assets.

          SECTION 5. Counterparts. This Bill of Sale may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same Bill of Sale, it being understood that all parties need not sign the same counterpart.

          SECTION 6. Delaware Law. This Bill of Sale shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its principles of conflicts of laws. The parties agree that irreparable damage would occur in the event that any of the provisions of this Bill of Sale were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Bill of Sale and to enforce specifically the terms and provisions of this Bill of Sale in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Bill of Sale or any of the transactions contemplated by this Bill of Sale, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Bill of Sale or any of the transactions contemplated by this Bill of Sale in any court other than a Federal court sitting in the State of Delaware or in Delaware state court.

          SECTION 7. Assignment. Each party hereto consents to the assignment of this Bill of Sale, to any other person, in whole or in part, whether by operation of law or otherwise, by the other party, its successors or assigns.

          SECTION 8. No Third Party Beneficiaries. This Bill of Sale is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.


          IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale to be duly executed as of the day and year first above written.


                                         AMERICAN PUBLISHING COMPANY
                                         OF ILLINOIS

                                           By:

                                             ------------------------
                                             Name:
                                             Title:


                                         LIBERTY GROUP OPERATING, INC.

                                           By:

                                             ------------------------
                                             Name:
                                             Title:

                                                           EXHIBIT B



                              [FORM OF]
                 TRADEMARK AND TRADE NAME ASSIGNMENT


          THIS TRADEMARK AND TRADE NAME ASSIGNMENT (the
"Assignment") is made as of this [ ] day of [ ], 1998, by and between American Publishing Company of Illinois, a Delaware corporation ("Seller"), with its principal office at [ ] and Liberty Group Operating, Inc., a Delaware corporation ("CNCO") with its principal office at [ ].

          WHEREAS, CNCO and Seller are parties to that certain Asset Purchase Agreement, dated as of [ ] pursuant to which Seller has agreed to sell and CNCO has agreed to purchase certain Assets (as defined in the Asset Purchase Agreement) including, without limitation, the United States trademark registrations identified and set forth on Schedule A attached hereto and incorporated herewith (collectively, the "Marks"), the unregistered trademarks and the trade names identified and set forth in Schedule B, attached hereto and incorporated herewith (collectively, the "Trade Names"), and the goodwill of the business associated therewith; and

          WHEREAS, CNCO wishes to acquire Seller's entire right, title and interest in and to the Marks, title and interest in and to the Marks and the Trade Names, together with the goodwill of the business in connection with which the Marks and the Trade Names are used;

          NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Seller does hereby sell and assign to CNCO all the right, title and interest Seller has or may have in the Marks and in any and all other marks or names owned or used by Seller or in which Seller otherwise has any ownership interest and which include the listed terms of said Marks alone or in combination with other words, figures, designs or indicia, including any rights, title and interest as service marks, trademarks, trade names and all common law rights connected therewith, together with the goodwill of the business with respect to which the Marks or any such other marks or names have been used and/or registered and all claims and causes of action relating to infringement of said Marks or said other marks or name.

                                                           EXHIBIT B


          Seller will assist in obtaining or providing any further documents which may be required to confirm claim or title thereto.

          Signed at [ ] this [ ] day of [ ].


                                         AMERICAN PUBLISHING COMPANY OF
                                         ILLINOIS


                                           By:
                                             --------------------------
                                             Name:
                                             Title:
                                             Date:


                                         LIBERTY GROUP OPERATING, INC.


                                           By:
                                             --------------------------
                                             Name:
                                             Title:
                                             Date: